                                                                 EXHIBIT 10.19

                            LOAN AND SECURITY AGREEMENT


                                      BETWEEN

                                    COMPASS BANK

                                         as

                                       Lender


                                        and


                              CARREKER-ANTINORI, INC.

                                        as

                                      Borrower






                               September _____, 1997

                                  TABLE OF CONTENTS

SECTION 1.     Definitions . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 2.     Borrower's Representations and Warranties . . . . . . . . .   5

SECTION 3.     Bank's Agreement to Make Loan . . . . . . . . . . . . . . .   7

SECTION 4.     Inspection of Records; Further Assurance. . . . . . . . . .   8

SECTION 5.     Security Interest of Bank in Collateral . . . . . . . . . .   9

SECTION 6.     Collection of Accounts. . . . . . . . . . . . . . . . . . .  10

SECTION 7.     Affirmative Covenants . . . . . . . . . . . . . . . . . . .  11

SECTION 8.     Negative Covenants. . . . . . . . . . . . . . . . . . . . .  13

SECTION 9.     Events of Default; Acceleration . . . . . . . . . . . . . .  15

SECTION 10.    Power to Sell or Collect Collateral; Remedies Cumulative. .  17

SECTION 11.    Deposits. . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 12.    Waivers . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 13.    Expenses, Proceeds of Collateral. . . . . . . . . . . . . .  19

SECTION 14.    Duration; Extension . . . . . . . . . . . . . . . . . . . .  19

SECTION 15.    General . . . . . . . . . . . . . . . . . . . . . . . . . .  19


EXHIBITS
--------

Exhibit A      Offices and Other Locations of Borrower
Exhibit B      Actions, Suits & Proceedings
Exhibit C      Borrowing Base Certificate and Compliance Certificate
Exhibit D      Schedule of Certain Indebtedness and Leases

                             LOAN AND SECURITY AGREEMENT


     THIS LOAN AND SECURITY AGREEMENT ("Agreement") is executed this _____ day of September, 1997, by and among CARREKER-ANTINORI, INC., a Texas corporation ("Borrower") and COMPASS BANK, a Texas state chartered banking institution ("Bank"). Borrower has applied to Bank for a revolving line of credit not to exceed an aggregate principal amount at any one time outstanding in the sum of Three Million and No/100 Dollars ($3,000,000.00); Borrower has agreed that each such extension of credit is to be secured by a security interest in all of the Collateral (as hereinafter defined) now owned or hereafter acquired by Borrower on the terms hereinafter set forth.

     Bank is willing to extend credit under the Revolving Line to Borrower up to aggregate amounts not in excess of the sums set forth above upon the security of such Collateral on the terms and subject to the conditions hereinafter set forth.

                                  A G R E E M E N T:

     NOW, THEREFORE, in consideration of the premises, the credit to be extended hereunder, the mutual agreements of the parties as set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

     SECTION 1.   DEFINITIONS.

     1.1 "ACCOUNT" and "ACCOUNT RECEIVABLE" shall include accounts, accounts receivable, notes, notes receivable, rental agreements and other rights to collect rent, contract rights, drafts, acceptances, instruments, chattel paper, general intangibles, and other forms of obligation or rights to payment and receivables, whether or not yet earned by performance, including state and federal tax refunds.

     1.2 "ACCOUNT DEBTOR" shall mean the party who is obligated oh or under any Account or contract right.

     1.3 "BORROWER'S LOAN ACCOUNT" shall mean the account on the books of Bank with respect to Borrower in which Bank will separately record advances under the Revolving Line and other advances made by Bank to Borrower pursuant to this Agreement, payments received thereon and other appropriate debits and credits as provided by this Agreement.

     1.4 "COLLATERAL" shall mean any and all personal, real or intangible property of Borrower in which Bank acquired, now has, or by this Agreement or any other agreement acquires, or hereafter acquires a security interest or other rights or interests as security for Borrower's Liabilities, including, without limitation, Borrower's obligations under this Agreement and the Note.

     1.5 "CURRENT RATIO" shall be defined for Borrower as the ratio of (a) current assets to (b) current liabilities, calculated in accordance with generally accepted accounting principles consistently applied as of the date hereof.

     1.6 "DEBT TO TANGIBLE NET WORTH RATIO" shall be defined for Borrower as the ratio of (a) Borrower's total debt and liabilities to (b) Borrower's Tangible Net Worth, calculated in accordance with generally accepted accounting principles consistently applied as of the date hereof

     1.7 An "ELIGIBLE ACCOUNT" shall mean an Account which meets each of the following requirements:

     (a) it arises from the sale of goods or from services rendered, such goods have been shipped or delivered to the Account Debtor under such Account and such services have been fully performed and have been accepted by the Account Debtor, and Borrower's full right to payment for all sums due from such Account Debtor with respect to such Account shall have been earned and then be due and payable;

     (b) it is a valid and legally enforceable obligation of the Account Debtor thereunder according to its express terms, and is not subject to any offset, counterclaim, crossclaim, or other defense on the part of such Account Debtor denying liability thereunder in whole or in part;

     (c) it is not subject to any mortgage, lien, security interest, or similar adverse rights or interests whatsoever other than the security interest in favor of Bank hereunder;

     (d) it is evidenced by an invoice, dated not later than the date of shipment (in the case of goods sold or leased) or the date of performance (in the case of services rendered) and having payment terms acceptable to Bank which required payment no later than thirty (30) days following the invoice date, rendered to such Account Debtor, and is not evidenced by an instrument or chattel paper;

     (e) it is not owing by an Account Debtor whose obligations Bank, acting in its sole discretion, shall have notified Borrower is not deemed to constitute an Eligible Account;

     (f) it is not due from an affiliated corporation or entity, subsidiary corporation or entity, parent corporation or entity, stockholder, officer, or director or employee of Borrower or any such affiliate, subsidiary, or parent corporation or entity; or any individual or entity affiliated or related to any of the foregoing, whether by blood, marriage, or otherwise;

     (g) it does not constitute progress billings, retainages, or deferred payments under a contract not fully performed;

     (h) it does not constitute, in whole or in part, interest or finance charges on outstanding balances;

     (i) it is an Account with respect to which no return, repossession, rejection, cancellation, or repudiation shall have occurred or have been threatened;

     (j) it is an Account with respect to which Borrower continues to be in full conformity with the representations, warranties, and covenants of Borrower made with respect thereto;

     (k) it is not subject to any sales terms, trial terms, sales-or-return terms, consignment terms, guaranteed sales performance or warranties or representations relating to minimum sales volume, C.O.D. terms, cash terms, or similar terms or conditions;

     (l) it is not owed by an Account Debtor that is not an individual residing in the United States or a corporation or partnership organized and validly existing under the laws of a state within the United States, unless payment is secured by a letter of credit acceptable to Bank;

     (m) it is not an Account subject, in whole or in part, to any "bill and hold", pre-billing or other similar arrangement pursuant to which the invoice is delivered prior to the actual delivery of the sold or leased goods or the performance of the services;

     (n) it is not an Account with respect to which ninety (90) days or more shall have passed since the invoice dates;

     (o) it is not owed by any Account Debtor who or which has at any time account balances with Borrower equaling or exceeding ten percent (10%) of its total accounts receivable at such time unpaid after ninety (90) days from invoice date;

     (p) it is not an amount in excess of twenty-five percent (25%) of the total of Borrower's Accounts, owed by an Account Debtor whose account balance exceeds twenty-five percent (25%) of the total of Borrower's Accounts; and

     (q)    it is not an Account billed with respect to software maintenance.

     1.8 "FIXED CHARGE COVERAGE RATIO" shall be defined for Borrower as earnings before taxes plus interest and lease expense divided by interest plus lease expense.

     1.9 "INDEX RATE" shall mean at any time the variable rate of interest published in THE WALL STREET JOURNAL'S "Money Rates" table as the prime rate. If multiple prime rates are quoted in the table, then the highest prime rate will be Bank's Index Rate. In the event the prime rate is no longer published in the "Money Rates" table, then Bank or any subsequent holder will choose a substitute Index Rate which is based upon comparable information. The term Index Rate is not intended nor shall it be implied to mean the lowest rate of interest available to the most creditworthy borrower of Bank.

     1.10 "INSOLVENCY" of Borrower or any other person or entity shall mean that there shall have occurred with respect to that person or entity one or more of the following events: death, dissolution, termination of existence, liquidation, insolvency, business failure, appointment of a receiver, liquidator, fiscal agent, or trustee of any part of the property of, assignment for the benefit of creditors by or against such person or entity, or institution of any action or proceeding, with respect to such person or entity under or pursuant to any insolvency laws relating to the relief of debtors by or against any such person or entity, institution of proceedings in bankruptcy or with respect to the readjustment of indebtedness, reorganization, composition, or extension by or against such person or entity (including, without limitation, under or pursuant to the United States Bankruptcy Code, as amended, or under any similar law at any time enacted).

     1.11 "INVENTORY" shall mean all of Borrower's inventory (as defined in the Uniform Commercial Code as enacted in the State of Texas, or in any other applicable jurisdiction), wherever located, and other personal property now owned or hereafter acquired by Borrower (or other entities, as applicable) which are held for sale or lease, or are furnished or to be furnished under a contract of service or are raw materials, work in process, or materials or supplies used or to be used, or consumed or to be consumed, in Borrower's business, and all shipping and packaging materials relating to any of the foregoing.

     1.12 "LIABILITIES" shall mean any and all liabilities, obligations, and indebtedness of Borrower to Bank of every kind and description, direct or indirect, absolute or contingent, matured or unmatured, primary or secondary, whether as principal obligor or guarantor, liquidated or unliquidated, due or to become due, now existing or hereafter arising, and whether arising directly or acquired from others, regardless of how such Liabilities arise or by what agreement or instrument they may be evidenced or whether the foregoing Liabilities include obligations to perform acts and refrain from taking actions as well as obligations to pay money. Without limiting the foregoing, Liabilities specifically include Borrower's obligations evidenced by the Note.

     1.13 "NOTE" shall mean the Revolving Promissory Note signed this date by Borrower in the principal amount of $3,000,000.00.

     1.14 "PROCEEDS" shall mean all forms of payment received by or due to Borrower from the collection of Accounts or sale, lease, exchange, collection, or other disposition of Inventory or other property constituting Collateral hereunder and any and all claims against any third party for loss or damage to any Collateral, including insurance claims, and further, without limiting the Generality of the foregoing, Proceeds shall include all Accounts, checks, cash, money orders, drafts, chattel paper, instruments, notes, or other documents evidencing payment obligations to Borrower for sale or exchange of Collateral.

     1.15 "REVOLVING LINE" shall mean the revolving line of credit issued by Bank in favor of Borrower evidenced by the Note.

     1.16   "TANGIBLE NET WORTH" shall be defined for Borrower as:

     (a)    Borrower's Net Worth LESS

     (b) any and all loans and other advances to affiliates, subsidiaries, parent, employees, officers, stockholders, directors, or other related entities', notes, notes receivable, accounts, accounts receivable, inter-company receivables, and other amounts owing from affiliates, subsidiaries, parent, employees, officers, stockholders, directors, or other related entities; treasury stock, good will, trademarks, trade names, patents, and deferred charges; covenants not to compete and any and all other intangible assets;

calculated in accordance with generally accepted accounting principles consistently applied as of the date hereof

     1.17 Any terms used to describe Bank's security interest hereunder not specifically defined herein shall have the meaning and definition given those terms under the Texas Business and Commerce Code as in effect from time to time.

     SECTION 2.   BORROWER'S REPRESENTATIONS AND WARRANTIES.

     To induce Bank to enter into this Agreement, Borrower represents, warrants and covenants as follows:

     2.1 Borrower (a) is a duly organized corporation, which is validly existing and in good standing under the laws of the State of Texas, (b) is duly qualified and in good standing (and will remain so qualified and in good standing) in every state in which it is doing business or in which the failure so to qualify would or could have an adverse effect on its business or properties or Bank, (c) has no subsidiaries, and (d) has all necessary corporate power and authority to own its assets and conduct its business as now conducted or presently proposed to be conducted.

     2.2 The execution, delivery, and performance hereof and of all other agreements or instruments contemplated hereby are within Borrower's corporate powers, have been duly authorized, and are not in contravention of the law or the terms of Borrower's articles of incorporation, bylaws, or other incorporation papers. The execution, delivery, and performance hereof and of all other agreements or instruments contemplated hereby are not in contravention of any indenture, agreement, or undertaking to which Borrower is a party or by which it or any of its properties is bound. This Agreement, the Note and all other agreements and instruments executed by Borrower in connection herewith have been validly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally.

     2.3 Except for the security interest granted hereby or by any other document executed in favor of Bank, Borrower is and, as to its Accounts and Collateral arising or to be acquired after the date hereof, shall be the sole and exclusive owner of such Accounts and each and every other item of Collateral free from any lien, security interest, or encumbrance, and Borrower shall defend its Accounts and each and every other item of Collateral and all Proceeds and products thereof against all claims and demands of all persons at any time claiming the same or any interest therein adverse to Bank.

     2.4 At the time any Account becomes subject to a security interest in favor of Bank, said Account shall be a good and valid Account representing an undisputed, bona fide indebtedness incurred by the Account Debtor named therein, for merchandise held subject to delivery instructions or theretofore shipped or delivered pursuant to a contract of sale, or for services theretofore performed by Borrower with or for said Account Debtor; there shall be no set-offs, counterclaims, or disputes against any such Account except as indicated in some written list, statement, or invoice furnished to Bank with reference thereto; and Borrower shall be the lawful owner of all its Accounts and shall have good right to subject the same to a security interest in favor of Bank. No such Account shall be sold, assigned, or transferred to any person other than Bank or in any way encumbered except to Bank, and Borrower shall defend the same against the lawful claims and demands of all persons. If any Account shall be in violation of any one or more of the warranties expressed in this section, it shall not be deemed an Eligible Account for purposes of this Agreement.

     2.5 At the time Borrower pledges, sells, assigns, or transfers to Bank any instrument, document of title, security, chattel paper, or other property, or any interest therein, Borrower shall be the lawful owner thereof and shall have good right to pledge, sell, assign, or transfer the same; none of such property shall have been pledged, sold, assigned, or transferred to any person other than Bank or in any way encumbered, and Borrower shall defend the same against the lawful claims and demands of all persons.

     2.6 Set forth on EXHIBIT A is a list of each location at which tangible Collateral is kept, whether for storage, like purposes, or otherwise. Also set forth on EXHIBIT A is a list of each office of Borrower at which records of Borrower pertaining to Accounts are kept and of Borrower's chief executive office.

     2.7 Subject to any limitations stated therein or in connection therewith, (a) all balance sheets, earnings statements, and other financial data which have been or may hereafter be furnished to Bank to induce it to enter into this Agreement, or otherwise furnished in connection herewith, do or shall fairly represent the financial condition and results of operations of Borrower (or other entity, as applicable), as of the dates and for the periods for which the same are furnished, in accordance with generally accepted accounting principles consistently applied, and (b) Bank all other information, reports, and other papers and data furnished to Bank shall be accurate, as of the relevant date, and correct in all material respects and complete insofar as completeness may be necessary to give Bank a true and accurate knowledge of the subject matter. Neither this Agreement, nor any document, certificate, or statement furnished to Bank by or on behalf of Borrower pursuant to or in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to Borrower that materially and adversely affects, or will materially and adversely affect, the assets, business, operations, or condition of Borrower that has not been specifically set forth in this Agreement or otherwise disclosed by Borrower to Bank in writing.

     2.8 Except as specifically disclosed by Borrower to Bank, in EXHIBIT B, there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, threatened against Borrower at law, or in equity, or by or before any governmental department, commission, board, bureau, agency, or instrumentality, or any arbitrator, that are not at least eighty percent (80%) covered by insurance or which involve in the aggregate more than Twenty-Five Thousand Dollars ($25,000.00).

     2.9 Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin" stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R.
Part 221), as amended from time to time ("Regulation U"). No funds borrowed pursuant to this Agreement shall be used for the purpose, whether immediate, incidental, or ultimate, of purchasing or carrying within the meaning of Regulation U, any "margin stock" as defined therein, unless exempt under Regulation U.

     2.10 Prior to the execution of this Agreement, Borrower is solvent, having assets of a value that exceeds the amount of its liabilities. Taking into consideration the considerable value of the Collateral securing the Liabilities directly incurred by Borrower, and the satisfactory value of the rights of subrogation and contribution that Borrower would enjoy in the event it is required to satisfy the obligations hereunder, Borrower reasonably anticipates that it will be able to meet its debts as they mature. Borrower has adequate capital to conduct the business in which it is engaged. The acceptance by Borrower of advances hereunder shall be deemed to be a representation and warranty to Bank that Borrower is solvent at the time of such advance, and otherwise that the representations and warranties of Borrower in this Agreement are true and correct as if made again on the date of such advance.

     SECTION 3.   BANK'S AGREEMENT TO MAKE LOAN.

     3.1 Subject to the terms and conditions of this Agreement, and so long as no Event of Default or event which with notice or the passage of time would constitute an Event of Default, as defined below or under any other document or instrument executed in connection herewith shall have occurred or be continuing, from the date hereof until July 1, 1998, or such future date to which the expiration date of the Note may be extended (the "Termination Date"), Bank agrees to extend to Borrower an open-end line of credit on the basis of seventy percent (70%) of the value of Borrower's Eligible Accounts (such advance formula being hereinafter referred to as the "Borrowing Base"); provided, however, that in no event shall the aggregate sum of all advances made by Bank to Borrower under its Revolving Line exceed Borrower's Line Limit (as defined below).
Within such Line Limit, Borrower may borrow, repay, and reborrow hereunder, from the date of this Agreement until the Termination Date. The Line Limit for Borrower shall be $3,000,000.00.

     3.2 All borrowings under the Revolving Line shall be evidenced by the Note and by entering such advances as debits to Borrower's Loan Account. Bank also shall record in Borrower's Loan Account other charges, expenses, and items properly chargeable to Borrower hereunder, all payments made by Borrower on account of its indebtedness thereunder, and other appropriate debits and credits. The debit balance of Borrower's Loan Account shall reflect the amount of Borrower's indebtedness under its Revolving Line from time to time hereunder. Notwithstanding the foregoing, no failure by Bank to properly reflect any advance actually made or any such charge, expense, or item actually incurred in any Borrower's Loan Account shall relieve Borrower from its obligations with respect thereto. At least once each month, Bank shall render a statement of account for Borrower's Loan Account. Each such statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower except to the extent that Bank receives a written notice of Borrower's exceptions within thirty (30) days after such statement has been mailed by ordinary mail to Borrower.

     3.3 If at any time the sum of the outstanding balance of any Borrower's Loan Account exceeds the lesser of its (i) Borrowing Base or (ii) Line Limit, then Borrower immediately shall remit to Bank good funds sufficient to eliminate such excess. If a Borrower fails immediately to remit to Bank good funds sufficient to eliminate such excess, Bank may, without notice to or demand on Borrower, at Bank's option (in addition to and without waiving any and all other rights and remedies of Bank) apply against such excess (x) any collections on and Proceeds from Accounts Receivable forwarded to Bank and/or in Bank's possession; (y) any other property of Borrower and the Proceeds thereof now or hereafter held by Bank (whether for safekeeping, custody, pledge, transmission, collection or otherwise); and (z) Borrower's' deposit balances (general or special) and credits with Bank. Borrower shall repay to Bank on the Termination Date the aggregate amount in Borrower's Loan Account at the close of business on the Termination Date.

     3.4 In the event that the availability of advances expires by the terms of this Agreement, or by the terms of any agreement extending the expiration date of this Agreement, Bank may, in its sole discretion, make requested advances; however, it is expressly acknowledged and agreed that, in such event, Bank shall have the right, in its sole discretion, to decline to make any requested advance and may require payment in full of Borrower's Loan Account without prior notice to Borrower and the making of any such advances shall not be construed as a waiver of such right by Bank.

     3.5 Borrower shall pay interest on the principal amount of the Revolving Line from time to time at a per annum interest rate equal to the Index Rate, but in no event shall the interest rate exceed the Highest Lawful Rate. All payments of principal and interest that are past due shall, at the option of Bank, bear interest at the lesser of a rate equal to the Index Rate or the Highest Lawful Rate.

     3.6 All funds borrowed under the Revolving Line shall be used for working capital and general corporate purposes.

     Nothing in this Section shall be deemed to extend the duration of the Loans beyond the times noted in Section 14 hereof.

     SECTION 4.   INSPECTION OF RECORDS; FURTHER ASSURANCE.

     4.1    Borrower shall at reasonable times and from time to time allow
Bank, by or through any of its officers, agents, employees, attorneys, or accountants (i) to examine, inspect, or make extracts from Borrower's' books and records; (ii) to analyze financial statements; (iii) to arrange for verification of Accounts under reasonable procedures, directly with Account Debtors or by other methods; and (iv) to inspect tangible property constituting Collateral (all the foregoing collectively referred to as "Audits"). Audits by Bank, may be at any time during normal business hours, without prior notice to Borrower. The reasonable expense of such Audits shall be paid by Borrower.

     4.2 Borrower shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments which Bank may require more completely to vest in and assure to Bank its rights hereunder or in any Collateral.

     4.3    Borrower shall pay an annual monitoring fee of $2,500.00 to Bank.

     SECTION 5.   SECURITY INTEREST OF BANK IN COLLATERAL.

     5.1 As security for the payment and performance of all Liabilities, Bank shall have and is hereby granted a continuing lien on, a security interest in and a right of set-off against the following Collateral:

     (a) all Accounts of Borrower, whether now or hereafter existing, created, arising or acquired;

     (b) all Inventory of Borrower, whether now or hereafter existing, created, arising or acquired;

     (c) all general intangibles of Borrower, whether now or hereafter existing, created, arising, or acquired;

     (d) all books and records now owned and hereafter acquired relating to Collateral and all files, correspondence, computer programs, tapes, disks and related data processing software owned Borrower or in which Borrower has an interest that contains information concerning or relating to Collateral or any item thereof; and

     (e) all Proceeds and products of all of the foregoing, including, without limitation, insurance proceeds.

No submission by Borrower to Bank of any schedule or other particular identification of Collateral shall be necessary to vest in Bank a security interest in each and every item of Collateral now existing or hereafter acquired, but rather, such security interest shall vest in Bank immediately upon the creation or acquisition of any item of Collateral, without the necessity for any other or further action by Borrower or Bank.

     5.2 To the extent applicable, the Texas Business and Commerce Code governs the security interests provided for herein. In connection therewith, Borrower shall take such steps and execute and deliver such financing statements and other papers as Bank may from time to time request.

     5.3 If, by reason of location of Collateral or otherwise, the creation, validity, or perfection of security interests provided for herein are governed by the law of a jurisdiction other than Texas, Borrower shall take such steps and execute and deliver such papers as Bank may from time to time request to comply with the Uniform Commercial Code, the Uniform Trust Receipts Act, the Factors Lien Act, the Federal Food Security Act, or other laws of other states or jurisdictions. Borrower hereby appoints and empowers Bank, or any employee of Bank which Bank may designate for the purpose, as attorney-in-fact, to execute on its behalf any financing statements which, in Bank's sole judgment, are necessary to be filed in order to perfect or preserve the perfection of Bank's security interests granted hereby.

     5.4 As additional security for the payment and performance of all Liabilities, Borrower shall obtain and maintain or cause to be maintained, with a financially sound and reputable insurer acceptable to Bank, such acceptance not to be unreasonably withheld, life insurance with respect to the life of J. Denny Carreker having a death benefit of at least $1,000,000.00 while any of the Liabilities are outstanding and unpaid. Such life insurance policy shall provide that such policy may not be cancelled, amended, or terminated unless at least thirty (30) days prior written notice thereof has been given to Bank. In addition, such insurance policy shall be assigned by Borrower to Bank to secure the prompt payment, performance and observance in full of the Liabilities. All insurance proceeds received by Bank under such policy shall be retained by Bank for application to the payment of such portion of the Liabilities and in such order as Bank may determine in its sole discretion with the balance, if any, to be disbursed to Borrower. Borrower shall furnish Bank with an original or, at Bank's option, a certificate of such insurance policy prior to and as a condition to the receipt of any advance hereunder. Borrower shall deliver to Bank each renewal policy or a certificate pertaining thereto at least fifteen
(15) days before the expiration date of such policy.

     SECTION 6.   COLLECTION OF ACCOUNTS.

     6.1    (a)   Until Borrower is notified by Bank to the contrary, Borrower shall have the right to collect Accounts and deposit proceeds received from Account Debtors into operating accounts of Borrower maintained at Bank.

     (b) If Bank at any time determines in good faith that the financial condition of Borrower or its ability to repay the Liabilities has materially changed to the detriment of Bank, then Bank may, at its option, notify Borrower that it must immediately establish a remittances account maintained by and in the name of Bank (the "Remittances Account") for the deposit of each and every remittance with respect to the Accounts, and in such event, Borrower shall provide contemporaneously with each and every remittance with respect to the Accounts and upon each deposit of funds to the Remittances Account to Bank, a report reflecting the amount of all such remittances, the Accounts and amounts thereof with respect to which such remittances were made. Thereafter, Borrower shall notify Bank of such collections as are received pursuant to the provisions of Section 7.1 below and shall hold the proceeds received from collections in trust for Bank without commingling the same with other funds of Borrower and shall turn the same over to Bank immediately upon receipt in the identical form received. Proceeds so transmitted to Bank may be handled and administered in and through remittance or special accounts; the maintenance of any such accounts shall be solely for the convenience of Bank, and Borrower shall not have any right, title, or interest in or to any such accounts or in the amounts at any time appearing to the credit thereof.

     (c) Following an Event of Default or event which following notice or the passage of time would constitute an Event of Default, Bank may (without notice to or demand on Borrower, at Bank's option) apply against the outstanding balance of Borrower's Loan Account from time to time any collections on and Proceeds from Accounts Receivable forwarded to Bank and/or in Bank's possession
            (including,
            without limitation, any such collections and Proceeds in any lock-box, Remittances Account or any operating or other account maintained by or for Borrower at Bank). Nothing herein shall be deemed to diminish or limit any of Bank's rights or remedies under applicable law or Section 3.3, Section 10, Section 11, or any other Section of this Agreement or otherwise. If no Event of Default has occurred or is continuing hereunder and if there is no excess outstanding balance in Borrower's Loan Account required to be paid by Borrower under Section 3.3 hereof, Bank may, at its option, deposit any or all collections on and Proceeds from Accounts Receivable in Bank's possession into Borrower's operating accounts maintained and to be maintained at Bank. Bank shall not be required to credit Borrower's Loan Account with the amount of any check or other instrument constituting provisional payment until Bank has received final payment thereof at its office in cash or solvent credits accepted by Bank.

     (d) Borrower shall, at the request of Bank, notify the Account Debtors of the security interest of Bank in any Account and shall instruct Account Debtors to remit payments directly to Bank, and Bank may itself, at any time, so notify Account Debtors.

     6.2 Borrower agrees that no court action or other legal proceeding or garnishment, attachment, repossession of property, or any other attempt to repossess any merchandise covered by an Account shall be attempted by Borrower except by or under the direction of competent legal counsel. Borrower hereby agrees to indemnify and hold Bank harmless from any loss or liability of any kind or character which may be asserted against Bank by virtue of any suit filed, process issued, or any repossession or attempted repossession done or attempted by Borrower or by virtue of any other endeavors which Borrower may make to collect any Accounts or repossess any such merchandise.

     SECTION 7.   AFFIRMATIVE COVENANTS.

     Until all indebtedness of Borrower to Bank has been paid and all Liabilities have been satisfied, Borrower shall furnish or cause to be furnished to Bank:

     7.1    (a)   together with each request for an advance, or if not
            previously furnished, within twenty (20) days following the end of each calendar month, detailed reports in form acceptable to Bank of all Accounts as of the last day of the immediately preceding calendar month, and the period of time which has elapsed with respect to such Accounts since the invoice date with respect thereto;

     (b) together with each request for an advance, or if not previously furnished, within twenty (20) days following the end of each calendar month, a Borrowing Base Certificate and Compliance Certificate in the forms attach hereto as EXHIBIT C, as of the last day of the immediately preceding calendar month signed by an authorized officer of the applicable Borrower;

     (c) if requested by Bank, monthly, within twenty (20) days following the end of each calendar month, a report reflecting the amount of all deposits to operating accounts, Remittances Accounts, if applicable, and other accounts of Borrower, together with the Accounts and amounts thereof with respect to which deposits were made;

     (d) monthly financial statements of Borrower, which may be internally prepared, within twenty (20) days following the end of each calendar month in each fiscal year, including a balance sheet as of the close of such period, an income statement, and reconciliation of surplus for such period, prepared and analyzed in accordance with generally accepted accounting principles consistently applied and attested to by an authorized officer of Borrower;

     (e) audited annual financial statements of Borrower within one hundred twenty (120) days following the end of each fiscal year, including a balance sheet as of the close of such period, an income statement, and reconciliation of surplus for such period, prepared by an outside certified public accountant reasonably satisfactory to Bank in accordance with generally accepted accounting principles consistently applied;

     (f) a copy of Borrower's federal income tax returns within thirty (30) days following the filing thereof with the Internal Revenue Service;

     (g) such other documents, instruments, data, or information of any type requested by Bank with respect to the Accounts, or other Collateral or Borrower's operations or financial condition.

     7.2 Borrower shall (a) maintain insurance in form, amount, and substance acceptable to Bank including, without limitation, extended multi-peril hazard, worker's compensation, and general liability insurance written by companies reasonably acceptable to Bank upon all facets of its business, including without limitation, the Collateral pledged to Bank, its property, and its equipment, of such character and amounts as are usually maintained by companies engaged in like business; (b) furnish to Bank, upon request, a statement of the insurance coverage; (c) obtain other or additional insurance promptly, upon request of Bank, to the extent that such insurance may be available; and (d) cause Bank to be named as loss payee as to all property constituting Collateral hereunder, pursuant to a loss payable endorsement in form acceptable to Bank.

     7.3 Borrower shall maintain with Bank its primary operating and depository accounts ("Depository Accounts"), and Bank, at Bank's option, may make all advances hereunder into Borrower's Depository Accounts, and Borrower expressly agrees that Bank may, at Bank's option, debit against any such Depository Accounts any and all sums, amounts, charges, and payments due under or in connection with this Agreement and/or the Note.

     7.4 Borrower does and shall at all times comply with all present and future laws, ordinances, rules, and regulations (of any governmental authority or entity) applicable to, governing or affecting Borrower, its operations, its property, the Collateral, or any part of any of the foregoing, and shall immediately notify Bank of any and all alleged or asserted violations of any such law, ordinance, or regulation.

     7.5 Borrower shall at the time of its first knowledge or notice immediately notify Bank in writing of (i) the occurrence of any event or the existence of any event, circumstance, or condition which constitutes or upon notice or lapse of time would constitute an Event of Default under the terms of this Agreement and (ii) any other information that may adversely affect in any material manner the assets of Borrower including, but not limited to, the filing of any lawsuit against or involving Borrower.

     7.6 Borrower agrees to indemnify Bank, its officers, directors, employees, agents and attorneys ("Indemnified Parties") and hold them harmless against any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including, without limitation, attorneys' fees and court costs) asserted against or incurred by Indemnified Parties by reason of, arising out of, or in connection with, any fact or circumstance relating to the transactions made the subject of this Agreement or the Security Documents or any of them. The above notwithstanding Borrower shall have no obligation to indemnify or hold harmless Bank from claims resulting from the gross negligence or intentional misconduct of Bank.

     7.7 Borrower agrees to take all actions that Bank may request to establish and maintain a valid security interest in the Accounts and each and every other item of Collateral, free and clear of all other liens, claims, charges, security interests, and encumbrances whatsoever. Borrower shall promptly pay all taxes or charges levied on or with respect to the Collateral, and will at all times keep the Accounts and each and every other item of Collateral free and clear of all liens, claims, charges, security interests, and encumbrances whatsoever, other than the security interest granted hereby or by any other document executed in favor of Bank. If such taxes or other assessments remain unpaid after the date fixed for the payment of same, or if any lien, charge, claim, security interest, or encumbrance shall arise, or be claimed or asserted with respect to the Accounts or any other item of Collateral, Bank may, without notice to Borrower, pay such taxes, assessments, charges, or claims, and take any and all other actions (including the payment of money) deemed desirable by Bank to remove any such lien, charge, claim, security interest, or encumbrance, and Borrower agrees that the amounts thereof shall be charged to Borrower's Loan Account created hereby and shall bear interest at the rate of interest then borne by Borrower's obligations under the Note. Not withstanding the other provisions of this Section 7.7, nothing herein shall require the payment or discharge of any such taxes or assessments so long as Borrower (a) shall, in good faith, and at its own expense, contest the same or the validity thereof by appropriate legal proceedings diligently pursued; and
(b) shall, at Bank's option, post a bond or provide other security deemed equivalent by Bank to cover or secure payment of such taxes or assessments.

     Nothing in this Section shall be deemed to extend the duration of the Loans beyond the times noted in Section 14 hereof.

     SECTION 8.   NEGATIVE COVENANTS.

     8.1 Borrower shall not create or permit the creation or continuance of any lien, charge, encumbrance, or other interest upon any of its property, except for liens (collectively, "Permitted Liens") (a) for taxes, assessments or governmental charges not yet payable; (b) of landlords and vendors arising in the ordinary course of business for sums not yet due; and (c) approved in advance in writing by Bank or listed on EXHIBIT D attached hereto. Borrower will not sell, transfer, lease or otherwise dispose of, or suffer to exist any lien, charge, claim, security interest, or encumbrance (except for those in favor of Bank) with respect to any of the Collateral or any interest therein (or any of the Proceeds thereof, whether money, checks, money orders, drafts, notes, instruments, documents, chattel paper, Accounts, returns, or repossessions), without Bank's prior written consent.

     8.2 Without Bank's prior written consent, Borrower shall not borrow any money, or otherwise become directly or indirectly obligated, other than for trade credit in the ordinary course of business and the existing indebtedness listed on EXHIBIT D attached hereto, and Borrower shall not guarantee, endorse, or assume, either directly or indirectly, any indebtedness of any other corporation, person, or entity.

     8.3 Without Bank's prior written consent, Borrower shall not purchase or acquire, directly or indirectly, any shares of stock, evidences of indebtedness, or other securities of any person, corporation, or other entity. Without Bank's prior written consent, Borrower shall not lend, make advances or otherwise extend credit to any person or entity.

     8.4 Borrower shall not liquidate, or discontinue or materially reduce its normal operations with intention to liquidate, and shall not merge or consolidate with or into any corporation, partnership, or other entity, or sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets, or any of its Accounts. Borrower shall not cause, allow, or suffer to occur a change in the ownership or management of Borrower or its business without Bank's prior written consent. Borrower will not change its name or identity without notifying Bank of such change in writing at least thirty (30) days prior to the effective date of such change, and Borrower will take all steps necessary prior to any such change to maintain at all times the priority and validity of all liens and security interests contemplated by this Agreement, and will execute and deliver to Bank all financing statement amendments requested by Bank prior to such name change becoming effective.

     8.5 Without Bank's prior written consent, Borrower shall not declare or pay any dividends or bonuses (unless payable in shares of a Borrower) upon its outstanding shares, and Borrower shall not redeem, purchase or in any manner acquire any of such outstanding shares.

     8.6 Borrower shall not change any office or other location set forth on EXHIBIT A without Bank's written consent, and, prior to making such change, Borrower agrees to execute any additional financing statements or other documents or notices that Bank may require.

     8.7 Borrower shall not cause, allow, or suffer to occur its Current Ratio to be less than 1.35 to 1.0 at any time.

     8.8 Borrower shall not cause, allow, or suffer to occur its Debt to Tangible Net Worth Ratio to be greater than 2.25 to 1.0 at any time.

     8.9 Borrower shall not cause, allow or suffer to occur its Tangible Net Worth to be less than $6,500,000.00 at any time.

     8.10 Borrower shall not cause, allow or suffer to occur its Tangible Net Worth to increase by an amount less than $500,000.00 annually, calculated at the end of each fiscal year of Borrower.

     8.11 Borrower shall not cause, allow, or suffer to occur its Fixed Charge Coverage Ratio to be less than 2.5 to 1.0 at any time.

     8.12 Without Bank's prior written consent, Borrower shall not make in any fiscal year capital expenditures or contracts for capital expenditures together aggregating in excess of $500,000.00, except that Borrower can, without Bank's prior written consent, purchase personal property.

     Nothing in this Section shall be deemed to extend the duration of the Loans beyond the times noted in Section 14 hereof.

     SECTION 9.   EVENTS OF DEFAULT; ACCELERATION.

     9.1 Any or all of the liabilities of Borrower to Bank, including, without limitation, the Note and the Liabilities, shall all be, at the option of Bank and notwithstanding any time or credit allowed by any instrument evidencing a Liability, immediately due and payable without notice or demand, and the obligation of Bank to make advances hereunder shall immediately cease and terminate upon the occurrence of any of the following, which shall be considered Events of Default:

     (a) default in the payment or performance, when due or payable, of any Liability of Borrower, to Bank;

     (b) except for any Event of Default described in another subsection of this Section 9.1, failure by Borrower to perform any act or obligation imposed hereby, or in any other agreement to which Bank and Borrower are parties, or Borrower's' failure to abide by the terms of this Agreement, or any other document or instrument executed in connection herewith, or in any other agreement to which Bank and Borrower are parties and such failure continues for thirty
            (30) days following the giving of notice by Bank to Borrower;

     (c) failure of Borrower to pay when due any taxes, including without limitation federal income and FICA taxes and state and local sales and property taxes, each with the appropriate taxing authorities and as required by law;

     (d) if any warranty or representation contained herein shall prove false or misleading or if Borrower or any endorser, Guarantor, or surety for any Liability of Borrower to Bank makes any other misrepresentation to Bank for the purpose of obtaining credit or any extension of credit;

     (e) failure of Borrower or any endorser, Guarantor, or surety for any Liability of Borrower to Bank, after request by Bank, to furnish financial information or to permit the inspection of the books or records or Collateral of Borrower or any endorser, Guarantor, or surety for any Liability of Borrower to Bank and such failure continues for thirty (30) days following the giving of notice by Bank to Borrower;

     (f) issuance of an injunction or attachment against property of Borrower;

     (g) calling of a meeting of creditors, appointment of a committee of creditors or liquidation agents, or offering of a composition or extension to creditors by, for or of Borrower or of any endorser, Guarantor, or surety for any Liability of Borrower to Bank;

     (h) bankruptcy or Insolvency of Borrower or of any of Borrower's' shareholders, or of any endorser, Guarantor, or surety for any Liability of Borrower to Bank;

     (i) any change in the ownership or executive management of Borrower or its business without the prior written consent of Bank;

     (j) Borrower's failure to maintain any insurance required hereunder or pay any premium on (i) any insurance policy assigned to Bank, or
            (ii) any insurance covering any Collateral;

     (k) fraud or misrepresentation by or on behalf of Borrower in its transactions with Bank;

     (l)    violation of any affirmative or negative covenant recited in
            Section 7 or Section 8 hereof or violation of or failure to abide by any other provision of this Agreement;

     (m) any default or event of default under the Note, Security Documents or any other document or agreement executed in connection herewith, or any other document or agreement to which Borrower and Bank are parties;

     (n) any endorser, Guarantor, or surety for any Liability terminates or attempts to terminate a guaranty or other agreement with Bank, whether or not such termination or attempted termination constitutes a breach under such guaranty or other agreement;

     (o) if a judgment against Borrower remains unpaid, unstayed, or undismissed for a period of more than twenty (20) days;

     (p)    if Borrower discontinues doing business for any reason;

     (q) if any event occurs that, under any agreement to which Borrower is a party, grants the option to the holder of indebtedness of Borrower to accelerate such indebtedness;

     (r) if title to any of the stock or other interest in Borrower directly or indirectly shall be transferred, pledged, or otherwise encumbered;

     (s)    the death or incapacity of J. Denny Carreker; or

     (t)    the termination of employment of J. Denny Carreker.

     9.2 Borrower agrees that all Liabilities, whether arising under this Agreement or the Note or under any other agreement to which Bank and Borrower are parties, shall become immediately due and payable upon failure by Borrower to perform any act or obligation imposed under this Agreement or the Note or under any other agreement to which Bank and Borrower are parties.

     SECTION 10.  POWER TO SELL OR COLLECT COLLATERAL; REMEDIES CUMULATIVE.

     10.1 Upon the occurrence of any one or more of the above Events of Default and at any time thereafter (such defaults not having been previously cured), Bank shall have, in addition to all other rights and remedies, the remedies of a secured party under the Texas Business and Commerce Code (regardless of whether the Uniform Commercial Code has been enacted in the jurisdiction where rights or remedies are asserted), including, without limitation, the right to take possession of the Collateral, and for that purpose Bank may, so far as Borrower can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom or take possession of same and store same on such premises pending disposition under the terms of this Agreement or applicable law. Bank may require Borrower to assemble the Collateral and make it available to Bank at a place designated by Bank. Unless the Collateral is perishable or threatens to decline speedily in value or is to a type customarily sold on a recognized market, Bank shall give to Borrower at least five (5) days' written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made, which time period shall be deemed for all purposes to be commercially reasonable. Bank may, at any time in its discretion. transfer any securities or other property constituting Collateral into its own name or that of its nominee, and receive the income thereon and hold the same as security for the Liabilities or apply it on principal or interest due on Liabilities. Insofar as Collateral shall consist of Accounts, insurance policies, instruments, chattel paper, choices in action, or the like, Bank may demand, collect, receipt for, settle, compromise, adjust, sue for, release, extend the time of payment, make allowances and adjustments, foreclose, or realize upon Collateral as Bank may determine, whether or not Liabilities or Collateral are then due, and for the purpose of realizing Bank's rights therein, Bank is granted power of attorney to receive, open, and dispose of mail addressed to Borrower and endorse notes, checks, drafts, money orders, documents of title, or other evidences of payment, shipment, or storage or any form of Collateral on behalf of and in the name of Borrower.

     10.2 No right, power, or remedy conferred in this Agreement, the Note, or any other agreement executed in connection herewith or any other document or agreement to which Borrower and Bank are parties, or now or hereafter existing at law, in equity, or admiralty, by statute or otherwise, shall be exclusive, and each such right, power, or remedy, shall, to the full extent permitted by law, be cumulative and in addition to every other such night, power, or remedy.

     10.3 The sale by Bank of less than the whole of the Collateral shall not exhaust the rights of Bank hereunder, and Bank is specifically empowered to make successive sales hereunder until the whole of the Collateral shall be sold. If the proceeds of any sale of less than the whole of the Collateral shall be less than the aggregate of the Liabilities, this Agreement and the security interests created hereby shall remain in full force and effect as to the unsold portion of the Collateral just as though no sale had been made, provided, however, that Borrower shall never have any right to require sale of less than the whole of the Collateral but Bank shall have the right, at its sole election, to sell less than the whole of the Collateral.

     10.4 Bank may resort to any security given by this Agreement or to any other security now existing or hereafter given to secure the payment of Borrower's Liabilities, in whole or in part, and in such portions and in such order as may seem best to Bank in its sole discretion, and any such action shall not in any way be considered as a waiver of any of the rights, benefits, or security interests evidenced by this Agreement.

     10.5 Bank may, at all times, proceed directly against Borrower to enforce payment of Borrower's Liabilities and shall not be required first to enforce its rights in the Collateral or any other security granted to it. Bank shall not be required to take any action of any kind to preserve, collect, or protect it or Borrower's rights in the Collateral or any other security granted to it.

     SECTION 11.  DEPOSITS.

     Bank, any participant, and any other holder of all or any part of the Liabilities are hereby given a continuing lien as additional security for all Liabilities hereunder upon any and all moneys, securities, and other property of Borrower, and the Proceeds thereof, now or hereafter held or received by or in transit to Bank, such participant, or such holder from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposit balances (general or special) and credits of Borrower with. and any and all claims of Borrower against Bank, such participant, or such holder at any time existing, and upon an event of default hereunder, Bank, such participant, or such holder may apply or set off the same against the Liabilities and indebtedness hereby secured, without notice and without liability. Borrower agrees that any other person or entity purchasing a participation from Bank may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such person or entity was the direct creditor of Borrower in the amount of such participation.

     SECTION 12.  WAIVERS.

     Borrower and each accommodation party, surety, endorser, or other person or entity liable for the payment or collection of the Liabilities expressly waive demand, presentment for payment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of acceptance of this Agreement, and notice of loans made, credit extended, Collateral received or delivered, or other action taken in reliance hereon and all other demands and notices of any description. With respect both to the Liabilities and Collateral, Borrower consents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange, or release of any or all of the Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising, or adjusting of any thereof, all in such manner and at such time or times as Bank may deem advisable. Bank shall have no duty as to the collection or protection of any or all of the Collateral or any income thereon, nor as to the preservation of any rights pertaining thereto beyond the safe custody of Collateral without resorting or regard to other collateral or sources of reimbursement for the Liabilities. Bank shall not be deemed to have waived any of its rights upon or under any of the Liabilities or Collateral unless such waiver be in writing and signed by Bank. No course of dealing and no delay or omission on the part of Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any further occasion. All rights and remedies of Bank with respect to Liabilities or Collateral, whether evidenced hereby or by any other instrument or paper, shall be cumulative and may be exercised singly or concurrently.

     SECTION 13.  EXPENSES, PROCEEDS OF COLLATERAL.

     Irrespective of whether the proceeds of the Note are disbursed, Borrower shall pay all expenses, including, without limitation, reasonable legal expenses, incurred by Bank from time to time in connection with the preparation, administration, amendment, or modification of this Agreement, the Note, and other documents executed in connection with the creation of the Loans and those associated with the perfection and creation of the security interests granted pursuant hereto. Borrower shall pay to Bank on demand any and all expenses and costs of collection, including, without limitation, reasonable counsel fees, incurred or paid by Bank in protecting or enforcing its rights upon or with respect to any of the Liabilities or the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale of Liabilities or Collateral shall be applied to the payment of principal or interest on Liabilities in such order or preference as Bank may determine, proper allowance for interest on Liabilities not then due being made, and any excess shall be returned to Borrower, and Borrower shall remain liable for any deficiency.

     SECTION 14.  DURATION; EXTENSION.

     The Revolving Line shall terminate on the Termination Date; however, the parties recognize that they may wish to extend the expiration date by mutual agreement. The termination or expiration of the Revolving Line shall in no way affect any transactions entered into or rights created or obligations incurred prior to such termination or expiration; rather, such rights and obligations shall be fully operative until the same are fully disposed of, concluded, and/or liquidated. Without limiting the generality of the foregoing, such termination or expiration shall not release nor diminish any of Borrower's' obligations and agreements hereunder until payment in full of all of the Liabilities under this Agreement and all other sums and amounts payable under or pursuant to this Agreement. This Agreement shall be a continuing agreement in every respect. No modification or amendment of this Agreement or extension of the Termination Date shall be effective unless placed in writing and duly executed by Bank and Borrower.

     SECTION 15.  GENERAL.

     15.1 All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, or by delivering same to the designated address of the addressee stated herein by a third party commercial delivery service. Notice given in any other manner shall be effective only if and when received by addressee. For purposes of notice, the addresses of the parties shall be as set below; provided, however, that either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days' notice to the other party in the manner set forth hereinabove.

     IF TO BANK:

     Compass Bank
     P.O. Box 650561
     Dallas, Texas 75265-0561
     Attention: Mr. Jerry Hopkins

     IF TO BORROWER:

     Carreker-Antinori, Inc.
     1400 North Dallas Parkway, Suite 1100
     Dallas, Texas 75240
     Attn: Mr. J. Denny Carreker

     15.2 If at any time or times by assignment or otherwise Bank transfers any of the Liabilities (either separately or together with the Collateral therefor), such transfer shall carry with it Bank's powers and rights under this Agreement with respect to the Liabilities and Collateral transferred, and the transferee shall become vested with said powers and rights whether or not they are specifically referred to in the transfer. If and to the extent Bank retains any other of the Liabilities or Collateral, Bank will continue to have the rights and powers herein set forth with respect thereto.

     15.3 This Agreement and all rights and obligations hereunder, including, matters of constriction, validity, and performance, shall be governed by the laws of the State of Texas, except that Tex. Rev. Civ. Stat. Ann. art. 5069-1.04, as amended, Ch. 15, which regulates certain revolving credit loan accounts and revolving tri-party accounts, shall not apply to this Agreement, the Note, the Revolving Line, or any transaction contemplated hereby. Unless changed in accordance with law, the applicable rate under Texas law shall be the indicated (weekly) rate ceiling from time to time in effect as provided in Tex. Rev. Civ. Stat. Ann. art. 5069-1.04, as amended.

     15.4 This Agreement is performable in Dallas County, Texas, and any action brought for the enforcement or construction of any term of this Agreement or any of the Note or other instruments executed in connection herewith shall be brought in a court of appropriate jurisdiction in Dallas County, Texas.

     15.5 It is the intention of Bank and Borrower to conform strictly to any applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under any applicable law, then, in that event, notwithstanding anything to the contrary in this Agreement, the Note, or any other agreement or instrument entered into in connection with or as security for or guaranteeing this Agreement or the Note, it is agreed as follows: (i) the aggregate of all consideration that constitutes interest under applicable law that is contracted for, taken, reserved, charged, or received by Bank under this Agreement, the Note, or under any other agreement entered into in connection with or as security for or guaranteeing this Agreement or the Note shall under no circumstances exceed the Highest Lawful Rate (as defined below), and any excess shall be cancelled automatically and, if theretofore paid, shall, at the option of Bank, be credited by Bank on the principal amount of any indebtedness owed to Bank by Borrower or refunded by Bank to Borrower, and (ii) in the event that the maturity of the Note or any other of the Liabilities are accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Bank may never include more than the Highest Lawful Rate and excess interest, if any, provided for in this Agreement or the Note or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of Bank, be credited by Bank on the principal amount of any indebtedness owed to Bank by Borrower or refunded by Bank to Borrower.

     15.6 Notwithstanding anything herein to the contrary, in no event will interest payable to Bank exceed the maximum amount permitted by the law applicable to Bank (after taking into account all charges payable to Bank that constitute interest under such applicable law), but if any amount referred to in any of this Agreement, the Note, or any other agreement or instrument to which Bank and Borrower are parties that would be payable to Bank but for the applicability of usury or other laws limiting the consideration payable to Bank is not paid to Bank as a result of the applicability of such laws, then interest on the outstanding principal balance of the Liabilities payable to Bank shall, to the extent permitted by law, accrue at the Highest Lawful Rate (after taking into account all charges payable to Bank that constitute interest under applicable law) until the total amount received by Bank equals the amount it would have received had no such laws been applicable.

     15.7 "HIGHEST LAWFUL RATE" means the maximum non-usurious interest rate (computed on the basis of a year of 365 or 366 days, as applicable) that at any time or from time to time may be contracted for, taken, reserved, charged or received on amounts due to Bank, under laws applicable to Bank that are presently in effect or, to the extent allowed by law, under such applicable laws which allow a higher maximum non-usurious rate than applicable laws now allow.

     15.8 This Agreement and the documents delivered hereunder or in connection herewith contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements relating to the subject matter hereof and thereof In the event of actual conflict in the terms and provisions of this Agreement and any of such documents or any other instrument or agreement executed in connection with this Agreement or described or referred to in this Agreement, the terms and provisions of this Agreement shall control. No modification, consent, amendment or waiver or any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Bank, and then shall be effectively only in the specific instance and for the purpose for which given. This Agreement is binding upon Borrower, its heirs, successors and assigns, and inures to the benefit of Bank, its successors and assigns. All representations and warranties of Borrower herein, and all covenants and agreements herein or in any document delivered hereunder or in connection herewith that are not fully performed before the effective date of this Agreement, shall survive such date.

     15.9 Prior to the date of this Agreement, Bank and Borrower have entered into one or more loan agreements ("Prior Loan Agreements") relating to one or more extensions of credit including extensions of credit renewed and extended by this Agreement and the Note and other extensions of credit which are not evidenced by the Note. To the extent any term or provision of the Prior Loan Agreements is in conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and supersede all such Prior Loan Agreements.

     15.10 If at any time after the date hereof, and from time to time, Bank determines that the adoption or modification of any applicable law, rule or regulation regarding taxation, Bank's required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation, administration or compliance of Bank with any of such requirements, has or would have the effect of (i) increasing Bank's costs relating to the Loans, or (ii) reducing the yield or rate of return of Bank on the Loans, to a level below that which Bank could have achieved but for the adoption or modification of any such requirements, Borrower shall, within fifteen (15) days of any request by Bank, pay to Bank such additional amounts as (in Bank's sole judgment, after good faith and reasonable computation) will compensate Bank for such increase in costs or reduction in yield or rate of return of Bank; provided, however, that nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable law. No failure by Bank to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Bank's right to demand payment of such amounts at any subsequent time.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       BORROWER:
                                       CARREKER-ANTINORI, INC.,
                                       a Texas corporation


                                       By: /s/ J.D. Carreker
                                          -----------------------------------
                                       Its: Chairman
                                           ----------------------------------

                                       BANK:
                                       COMPASS BANK


                                       By: /s/ Jerry Hopkins
                                          -----------------------------------
                                              Jerry Hopkins, Vice President

                                      EXHIBIT A

                     Offices and Other Locations of the Borrower

1.   Location(s) at which Collateral is kept:

     14001 North Dallas Parkway, Suite 1100
     Dallas, Texas 75240

     1201 Peachtree Street, NE
     400 Colony Square, Suite 450
     Atlanta, Georgia 30361

2.   Location(s) at which records regarding Accounts are kept:

     14001 North Dallas Parkway, Suite 1100
     Dallas, Texas 75240

     1201 Peachtree Street, NE
     400 Colony Square, Suite 450
     Atlanta, Georgia 30361

3.   Chief executive office:

     14001 North Dallas Parkway, Suite 1100
     Dallas, Texas 75240

                                      EXHIBIT B

                             Actions, Suits & Proceedings

                                      EXHIBIT C

                Borrowing Base Certificate and Compliance Certificate

                                      EXHIBIT D

                     Schedule of Certain Indebtedness and Leases

1.   Office Leases:

     a. Office lease for 13,742 rentable sq. ft. located at 400 Colony Square, Suite 450, Atlanta, Georgia 30361 at a base rent per month of $21,467.67 by and between Trizec Colony Square, Inc. and borrower dated November 20, 1991 as amended by First Amendment to Lease Agreement dated September 9, 1993, Second Amendment to Lease Agreement dated October 18, 1995 and 3rd Amendment of Office Lease dated April 18, 1997 and terminating March 1, 1998.

     b. Office lease for 20,639 rentable sq. ft. located at 400 Colony Square, Suite 700, Atlanta, Georgia 30361 at a base rent per month of $30,528.52 by and between Trizec Colony Square, Inc. and borrower dated August 6, 1997, commencing March 1, 1998 and terminating February 28, 2003.

     c. Office lease for 21,157 rentable sq. ft. located at 14001 North Dallas Parkway, Suite 1100, Dallas, Texas 75240 at a base rent per month of $19,307.86 through May 31, 1998 that increases to $20,560.11 on June 1, 1998 by and between Crescent Real Estate Funding II, L.P. and borrower dated December 8, 1993 as amended by First Amendment to Office Building Lease, Second Amendment to Office Building Lease dated May 31, 1995, Third Amendment to Office Building Lease dated August 14, 1995, and Fourth Amendment to Office Building Lease dated July 1, 1996 and terminating May 31, 1999.

2.   Existing Indebtedness:

     a. Term note in the amount of $22,100 payable in consecutive equal monthly payments of $454.75 through June 17, 2002 that is secured by certain equipment (copier machine) as collateral for SunTrust Bank Atlanta, Attn: John Moreau - 151, P.O. Box 4418, Atlanta, Georgia, 30302.